Assured Guaranty Ltd. Reports Results for Fourth Quarter 2020 and Full Year 2020

GAAP Highlights
•Net income attributable to Assured Guaranty Ltd. was $148 million, or $1.82 per share(1), for fourth quarter 2020, and $362 million, or $4.19 per share, for FY 2020.
•Shareholders’ equity attributable to Assured Guaranty Ltd. per share reached a new record of $85.66 as of December 31, 2020.

Non-GAAP Highlights
•Adjusted operating income(2) was $56 million, or $0.69 per share, for fourth quarter 2020, and $256 million, or $2.97 per share, for FY 2020.
•Adjusted operating shareholders' equity(2) per share and adjusted book value (ABV)(2) per share reached new records at $78.49 and $114.87, respectively, as of December 31, 2020.

Capital Returned to Shareholders
•Fourth quarter 2020 capital returned to shareholders was $142 million, including share repurchases of $126 million, or 4.3 million shares, and dividends of $16 million.
•FY 2020 capital returned to shareholders was $515 million, including share repurchases of $446 million, or 15.8 million shares, and dividends of $69 million.

Insurance Segment(3)
•Adjusted operating income was $109 million for fourth quarter 2020, and $429 million for FY 2020.
•Gross written premiums (GWP) were $120 million for fourth quarter 2020, and $454 million for FY 2020.
•Present value of new business production (PVP)(2) was $126 million for fourth quarter 2020, and $390 million for FY 2020.

Asset Management Segment(3)
•Adjusted operating loss was $20 million for fourth quarter 2020, and $50 million for FY 2020.
•Gross inflows were $1.5 billion for fourth quarter 2020, and $2.9 billion for FY 2020.

Hamilton, Bermuda, February 25, 2021 -- Assured Guaranty Ltd. (NYSE: AGO) (AGL and, together with its consolidated entities, Assured Guaranty or the Company) announced today its financial results for the three-month period ended December 31, 2020 (fourth quarter 2020) and the year ended December 31, 2020 (FY 2020).

“We believe 2020 was a pivotal year for Assured Guaranty, not only because we generated our second-highest direct PVP in a decade, but because the circumstances of 2020 are likely to leave a lasting impression of the great value our guaranty provides when something as unexpected and distressing as COVID-19 occurs,” said Dominic Frederico, President and CEO. “In the highest volume municipal bond market on record, we led a surging bond insurance market with a 58% market share, increased our municipal PVP by 45% year-over-year, and set ten-year records for direct municipal par insured and PVP, as investors prioritized credit quality, trading value stability and market liquidity - all areas of focus that drive demand for our bond insurance.

“Additionally, our capital management strategy was highly successful, as we spent 11% less in 2020 to repurchase 41% more shares than in 2019, which helped drive a $17.88 increase in adjusted book value per share, the greatest annual increase since Assured Guaranty's IPO and, at 18%, the second-highest rate of growth. We also completed
(1)    All per share information for net income and adjusted operating income is based on diluted shares.
(2)    Please see “Explanation of Non-GAAP Financial Measures.”
(3)    Beginning in fourth quarter 2019, with the acquisition of BlueMountain Capital Management, LLC, now known as Assured Investment Management LLC, and expansion into the asset management business, the Company now operates in two distinct operating segments: Insurance and Asset Management. The Company also has a Corporate division; please see "Summary Financial Results" table below. Adjusted operating income is the Company's segment measure.

the integration of our asset management business, rebranding it Assured Investment Management LLC, and made important strides in its strategic repositioning.”

Summary Financial Results
(in millions, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Consolidated Results
GAAP
Net income (loss) attributable to AGL	$148	$137	$362	$402
Net income (loss) attributable to AGL per diluted share	$1.82	$1.42	$4.19	$4.00
Non-GAAP
Adjusted operating income (loss) (1) (2)	$56	$87	$256	$391
Adjusted operating income per diluted share(2)	$0.69	$0.90	$2.97	$3.91
Weighted average diluted shares	80.7	96.1	86.2	100.2

Segment (1)
Insurance	$109	$133	$429	$512
Asset Management	(20)	(10)	(50)	(10)
Corporate	(28)	(32)	(111)	(111)
Other	(5)	(4)	(12)	—
Adjusted operating income (loss)	$56	$87	$256	$391

	As of
	December 31, 2020		December 31, 2019
	Amount	Per Share	Amount	Per Share

Shareholders' equity attributable to AGL	$6,643	$85.66	$6,639	$71.18
Adjusted operating shareholders' equity(2)	6,087	78.49	6,246	66.96
ABV(2)	8,908	114.87	9,047	96.99

Common Shares Outstanding	77.5		93.3
________________________________________________
(1)    Adjusted operating income (loss) is also the Company's segment measure.
(2)    Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.

Shareholders' equity attributable to AGL per share, adjusted operating shareholders' equity per share and ABV per share all reached new records, benefiting from the repurchase of an additional 15.8 million shares in 2020.

Shareholders' equity attributable to AGL increased compared with December 31, 2019 as net income ($362 million) and increases in other comprehensive income ($156 million) were offset in part by share repurchases ($446 million) and dividends ($69 million). Adjusted operating shareholders' equity decreased in 2020 primarily due to share repurchases and dividends, partially offset by positive adjusted operating income. ABV decreased in 2020 primarily due to share repurchases, dividends and loss development, offset in part by net premiums written.

Insurance Segment

The Insurance segment primarily consists of the Company's insurance subsidiaries that provide credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets. The Insurance segment is presented without giving effect to the consolidation of financial guaranty variable interest entities (FG VIEs) and AssuredIM investment vehicles and therefore includes (1) premiums and losses of all financial guaranty contracts, whether or not the associated FG VIEs are consolidated and (2) its share of earnings from funds managed by AssuredIM (AssuredIM Funds), whether or not the AssuredIM Funds are consolidated.

Insurance Results
(in millions)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues
Net earned premiums and credit derivative revenues	$159	$129	$504	$511
Net investment income	70	85	310	383
Commutation gains (losses)	—	—	38	1
Other income (loss)	14	6	22	22
Total revenues	243	220	874	917

Expenses
Loss expense	71	20	204	86
Amortization of deferred acquisition costs (DAC)	5	5	16	18
Employee compensation and benefit expenses	38	32	143	137
Other operating expenses	24	23	83	83
Total expenses	138	80	446	324
Equity in earnings of investees	24	(1)	61	2
Adjusted operating income (loss) before income taxes	129	139	489	595
Provision (benefit) for income taxes	20	6	60	83
Adjusted operating income (loss)	$109	$133	$429	$512

Fourth Quarter

Insurance adjusted operating income for fourth quarter 2020 was $109 million, compared with $133 million for the three-month period ended December 31, 2019 (fourth quarter 2019). The decrease was mainly due to the following:

•Loss expense was $71 million in fourth quarter 2020, compared with $20 million in fourth quarter 2019, and was primarily attributable to Puerto Rico exposures in both periods.

•The effective tax rate was 15.8% in fourth quarter 2020, compared with 4.5% in fourth quarter 2019. The effective tax rate fluctuates from period to period based on the proportion of income in different tax jurisdictions. The lower tax rate in fourth quarter 2019 was primarily due to the favorable impact of a regulation issued in fourth quarter 2019 related to base erosion and anti-abuse tax.

These decreases were partially offset by the following:

•Net earned premiums and credit derivative revenues in fourth quarter 2020 were $159 million, compared with $129 million in fourth quarter 2019. The increase was primarily due to higher net earned premiums from refundings and terminations as shown below.

Net Earned Premiums and Credit Derivative Revenues
(in millions)

	Quarter Ended
	December 31,
	2020	2019
Scheduled net earned premiums and credit derivative revenues	$94	$90
Accelerations	65	39
Total	$159	$129

•Income from the investment portfolio was $94 million in fourth quarter 2020, compared with $84 million in fourth quarter 2019, consisting of the following components:

Income from Investment Portfolio
(in millions)

	Quarter Ended
	December 31,
	2020	2019
Net investment income	$70	$85
Equity in earnings of investees:
AssuredIM Funds	13	(2)
Other	11	1
Total	$94	$84

The decrease in net investment income was primarily due to: (1) lower average balances in the externally managed fixed-maturity investment portfolio, which declined due to dividends paid by the insurance subsidiaries that were used for AGL share repurchases, and a shift of assets to AssuredIM Funds and other alternative investments, and (2) lower short term interest rates.

Investments in AssuredIM Funds are recorded at net asset value (NAV), with the change in NAV recorded in the line item "equity in earnings of investees" in the Insurance segment. These include investments in healthcare funds, collateralized loan obligations (CLOs), a municipal bond fund and an asset-backed fund. Equity in earnings of investees also includes the Company's proportionate interests in other alternative investments. To the extent additional assets are shifted to AssuredIM Funds and other alternative investments, the corresponding income in the consolidated statements of operations will also shift from net investment income to equity in earnings of investees.

The Company is authorized to invest up to $750 million in AssuredIM Funds, of which $493 million has been committed, including $177 million that has yet to be funded as of December 31, 2020. The NAV of the Company's investment in AssuredIM Funds was $345 million as of December 31, 2020, and $77 million as of December 31, 2019.

Economic Loss Development

Net economic loss development in fourth quarter 2020 was primarily due to increased losses for certain Puerto Rico exposures. This was partially offset by a benefit related to U.S. residential mortgage-backed securities (RMBS) due to changes in discount rates. The economic development attributable to changes in discount rates was a benefit of $17 million for fourth quarter 2020.

Roll Forward of Net Expected Loss to be Paid (Recovered)(1)
(in millions)

	Net Expected Loss to be Paid (Recovered) as of September 30, 2020	Economic Loss Development (Benefit)	Losses (Paid) Recovered	Net Expected Loss to be Paid (Recovered) as of December 31, 2020

Public finance	$296	$52	$(7)	$341
U.S. RMBS	137	(10)	21	148
Other structured finance	38	2	—	40
Total	$471	$44	$14	$529
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(1)    Economic loss development (benefit) represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts, each net of reinsurance. Economic loss development (benefit) is the principal measure that the Company uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid (recovered) includes all transactions insured by the Company, whether written in insurance or credit derivative form, regardless of the accounting model prescribed under accounting principles generally accepted in the United States of America (GAAP).

New Business Production

GWP relates to both financial guaranty insurance and specialty insurance and reinsurance contracts. Financial guaranty GWP includes: (1) amounts collected upfront on new business written, (2) the present value of future contractual or expected premiums on new business written (discounted at risk free rates), and (3) the effects of changes in the estimated lives of transactions in the inforce book of business. Specialty insurance and reinsurance GWP is recorded as premiums are due. Credit derivatives are accounted for at fair value and therefore are not included in GWP.

The non-GAAP measure, PVP, includes upfront premiums and the present value of expected future installments on new business at the time of issuance, discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, for all contracts whether in insurance or credit derivative form. See “Explanation of Non-GAAP Financial Measures” at the end of this press release.

New Business Production
(in millions)

	Quarter Ended December 31,
	2020			2019
	GWP	PVP(1)	Gross Par Written(1)	GWP	PVP(1)	Gross Par Written(1)

Public finance - U.S.	$112	$110	$6,343	$79	$79	$6,452
Public finance - non-U.S.	(1)	9	—	383	280	5,635
Structured finance - U.S.	8	5	192	53	20	422
Structured finance - non-U.S.	1	2	253	3	3	45
Total(2)	$120	$126	$6,788	$518	$382	$12,554
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(1)    PVP and Gross Par Written in the table above are based on "close date," when the transaction settles. Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release. The discount rate used for PVP as of December 31, 2020 is 3%. The prior period has been recast to present PVP discounted at 3% instead of 6%.
(2)    While PVP includes the present value of only the premiums the Company estimates it will receive over the expected term of the transaction, under GAAP the Company is required, for certain transactions, to include contractual premiums through the date of legal maturity in GWP.

U.S. public finance GWP in fourth quarter 2020 increased 42%, and PVP increased 39%, compared with fourth quarter 2019, primarily driven by wider credit spreads and two individually large transactions. The average rating of

U.S. public finance par written was A-. The par written represented 54% of the total U.S. municipal market insured issuance in fourth quarter 2020.

Business activity in the international infrastructure and structured finance sectors typically has long lead times and therefore may vary from period to period. The decline in fourth quarter 2020 non-U.S. GWP and PVP compared to such amounts in fourth quarter 2019 was mainly associated with the issuance in fourth quarter 2019 of privately executed, bilateral guarantees on a large number of European sub-sovereign credits, and the closing of several large structured finance transactions.

Full Year

Insurance adjusted operating income for FY 2020 was $429 million, compared with $512 million for the year ended December 31, 2019 (FY 2019). The decrease was primarily due to the following:

•Loss expense was $204 million in FY 2020, compared with $86 million in FY 2019, consisting of the following components:

Loss Expense (Benefit)
(in millions)

	Year Ended
	December 31,
	2020	2019
U.S. public finance	$225	$247
U.S. RMBS	(36)	(176)
Other	15	15
Total	$204	$86

U.S public finance loss expense was mainly related to Puerto Rico exposures, partially offset by improved recoveries in U.S. RMBS.

•Income from the investment portfolio was $371 million in FY 2020, compared with $385 million in FY 2019, consisting of the following components:

Income from Investment Portfolio
(in millions)

	Year Ended
	December 31,
	2020	2019
Net investment income	$310	$383
Equity in earnings of investees:
AssuredIM Funds	42	(2)
Other	19	4
Total	$371	$385

The decrease in net investment income was primarily due to: (1) lower average balances in the externally managed fixed-maturity investment portfolio, which declined due to dividends paid by the insurance subsidiaries that were used for AGL share repurchases, and a shift of assets to AssuredIM Funds and other alternative investments, (2) lower average balances in the portfolio of loss mitigation securities, due in part to the settlement of a large transaction in 2019, and (3) lower short term interest rates.

These decreases were partially offset by a commutation gain of $38 million in FY 2020, compared with $1 million in FY 2019. In FY 2020, the Company reassumed $336 million in par from its largest remaining legacy financial guaranty reinsurer.

Economic Loss Development

The economic loss development for FY 2020 was $145 million primarily due to increased losses for certain Puerto Rico exposures, offset in part by a benefit in U.S. RMBS. The benefit in U.S. RMBS was related to higher excess spread on certain transactions supported by large portions of fixed rate assets (either originally fixed or modified to be fixed) and with insured floating rate debt linked to London Interbank Offered Rate (LIBOR) (which decreased in 2020), and higher expected recoveries on secured charged-off loans in second lien transactions, partially offset by COVID-19 related forbearances. The economic development attributable to changes in discount rates was a loss of $13 million in FY 2020.

Roll Forward of Net Expected Loss to be Paid (Recovered)
(in millions)

	Net Expected Loss to be Paid (Recovered) as of December 31, 2019	Economic Loss Development (Benefit)	Losses (Paid) Recovered	Net Expected Loss to be Paid (Recovered) as of December 31, 2020

Public finance	$554	$203	$(416)	$341
U.S. RMBS	146	(71)	73	148
Other structured finance	37	13	(10)	40
Total	$737	$145	$(353)	$529

New Business Production

New Business Production
(in millions)

	Year Ended December 31,
	2020			2019
	GWP	PVP(1)	Gross Par Written	GWP	PVP(1)	Gross Par Written

Public finance - U.S.	$294	$292	$21,198	$198	$201	$16,337
Public finance - non-U.S.	142	82	1,434	417	308	6,347
Structured finance - U.S.	18	14	380	57	53	1,581
Structured finance - non-U.S.	—	2	253	5	7	88
Total	$454	$390	$23,265	$677	$569	$24,353
________________________________________________
(1)     Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release. The discount rate used for PVP as of December 31, 2020 is 3%. The prior period has been recast to present PVP discounted at 3% instead of 6%.

U.S. public finance GWP in FY 2020 increased 48%, and PVP increased 45%, compared with FY 2019, primarily driven by wider credit spreads and greater insured penetration, which was 7.6% (based on par) in FY 2020, compared with 5.9% in FY 2019. The average rating of U.S. public finance par written was A-. The par written represented 58% of the total U.S. municipal market insured issuance in 2020.

Outside the U.S., FY 2020 GWP and PVP consisted of a variety of transactions, including several renewable energy transactions insured by the Company's French subsidiary and a United Kingdom (U.K.) university student housing transaction. In addition, several insured transactions were restructured, resulting in no additional insured exposure. The decline in non-U.S. FY 2020 GWP and PVP compared with FY 2019 was mainly due to new business activity in FY 2019 associated with privately executed, bilateral guarantees on a large number of European sub-sovereign credits.

Asset Management Segment

The Asset Management segment, which consists of Assured Investment Management LLC (AssuredIM LLC, formerly known as BlueMountain Capital Management LLC), and its investment management affiliates (together with AssuredIM LLC, AssuredIM), provides asset management services to outside investors as well as to the Insurance segment.

Asset Management Results (1)
(in millions)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues
Management fees:
CLOs (2)	$11	$3	$23	$3
Opportunity funds and liquid strategies	4	2	11	2
Wind-down funds	4	13	25	13
Total management fees	19	18	59	18
Performance fees	1	4	1	4
Other income	2	—	6	—
Total revenues	22	22	66	22

Expenses
Amortization of intangible assets	4	3	13	3
Employee compensation and benefit expenses	16	24	67	24
Other operating expenses (3)	27	7	48	7
Total expenses	47	34	128	34
Adjusted operating income (loss) before income taxes	(25)	(12)	(62)	(12)
Provision (benefit) for income taxes	(5)	(2)	(12)	(2)
Adjusted operating income (loss)	$(20)	$(10)	$(50)	$(10)
________________________________________________
(1) Asset Management segment FY 2020 results represent the first full calendar year of results since the acquisition of BlueMountain Capital Management LLC (BlueMountain) on October 1, 2019. FY 2019 results represent only fourth quarter 2019 results.
(2) CLO fees are the net management fees that AssuredIM retains after rebating the portion of these fees that pertains to the CLO equity that is held directly by AssuredIM Funds.
(3) Fourth quarter 2020 and FY 2020 include a $13 million impairment of a lease right-of-use asset and $5 million of placement fees associated with a newly launched AssuredIM healthcare strategy.

Fourth Quarter

Asset Management adjusted operating loss was $20 million for fourth quarter 2020, compared with $10 million for fourth quarter 2019. The additional net loss was mainly attributable to an impairment of a lease right-of-use asset of $13 million and placement fees associated with the launch of a new healthcare strategy in fourth quarter 2020, which were partially offset by lower severance costs in fourth quarter 2020 compared with fourth quarter 2019.

Net CLO fees increased in fourth quarter 2020 compared with fourth quarter 2019, largely driven by the sales of CLO equity to third parties, and the issuance of a new CLO. Management fees from opportunity funds and liquid strategies are mainly attributable to established funds, and also include fees from funds created since the Company acquired BlueMountain and fees from an Investment Management Agreement (IMA) with the Company's insurance subsidiaries. Management fees from wind-down funds declined as distributions to investors continued throughout 2020.

Roll Forward of
Assets Under Management
(in millions)

	CLOs	Opportunity Funds	Liquid Strategies	Wind-Down Funds	Total
Assets under management (AUM), September 30, 2020	$13,411	$984	$378	$2,253	$17,026

Inflows-third party	402	750	—	—	1,152
Inflows-intercompany	61	265	—	—	326
Outflows:
Redemptions	—	—	—	—	—
Distributions	(45)	(528)	—	(597)	(1,170)
Total outflows	(45)	(528)	—	(597)	(1,170)
Net flows	418	487	—	(597)	308
Change in fund value	27	15	5	(33)	14
AUM, December 31, 2020	$13,856	$1,486	$383	$1,623	$17,348

Total inflows of $1.5 billion in fourth quarter 2020 consist primarily of CLO issuance and the launch of a new healthcare strategy, which included significant third-party subscriptions.

Full Year

Asset Management segment FY 2020 results represent the first full calendar year of results since the acquisition of BlueMountain on October 1, 2019. FY 2019 results represent only fourth quarter 2019 results.

Roll Forward of
Assets Under Management
(in millions)

	CLOs	Opportunity Funds	Liquid Strategies	Wind-Down Funds	Total
AUM, December 31, 2019	$12,758	$1,023	$—	$4,046	$17,827

Inflows-third party	837	761	20	—	1,618
Inflows-intercompany	535	372	350	—	1,257
Outflows:
Redemptions	—	—	—	—	—
Distributions	(370)	(723)	—	(2,241)	(3,334)
Total outflows	(370)	(723)	—	(2,241)	(3,334)
Net flows	1,002	410	370	(2,241)	(459)
Change in fund value	96	53	13	(182)	(20)
AUM, December 31, 2020	$13,856	$1,486	$383	$1,623	$17,348

Inflows of $2.9 billion in FY 2020 includes the launch of a new healthcare strategy and new CLOs and also includes assets managed for the Insurance segment under an IMA of $550 million for a portion of the insurance companies' CLOs and municipal bonds. While total AUM decreased slightly in 2020 from $17.8 billion to $17.3 billion, fee earning AUM rose by 62%, from $8.0 billion to $12.9 billion.

Components of
Assets Under Management (1)
(in millions)

	As of
	December 31, 2020	December 31, 2019
Funded AUM	$16,785	$17,497
Unfunded AUM	563	330

Fee earning AUM	$12,940	$7,971
Non-fee Earning AUM	4,408	9,856

Intercompany AUM
Funded AUM (2)	$893	$77
Unfunded AUM	177	114
_______________________________________________
(1)    Please see “Definitions” at the end of this press release.
(2)     Includes assets managed by AssuredIM under an IMA with its insurance affiliates of $305 million in CLO strategies and $257 million in liquid municipal strategies as of December 31, 2020.

Corporate Division

The Corporate division consists primarily of interest expense on the debt of Assured Guaranty US Holdings Inc. (AGUS) and Assured Guaranty Municipal Holdings Inc. (AGMH), as well as other operating expenses attributed to holding company activities such as Board of Directors' expenses and administrative services performed by operating subsidiaries for the holding companies.

Corporate Results
(in millions)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Revenues
Net investment income	$1	$1	$2	$4
Other income (loss)	—	—	7	(1)
Total revenues	1	1	9	3

Expenses
Interest expense	23	25	95	94
Employee compensation and benefit expenses	7	4	18	17
Other operating expenses	3	11	19	22
Total expenses	33	40	132	133
Equity in earnings of investees	(1)	—	(6)	—
Adjusted operating income (loss) before income taxes	(33)	(39)	(129)	(130)
Provision (benefit) for income taxes	(5)	(7)	(18)	(19)
Adjusted operating income (loss)	$(28)	$(32)	$(111)	$(111)

Fourth quarter 2020 adjusted operating loss for the Corporate division is lower compared with fourth quarter 2019 due to the inclusion of acquisition expenses related to the acquisition of BlueMountain in fourth quarter 2019.

Other income for FY 2020 includes a $12 million benefit related to the separation of the former Chief Investment Officer and Head of Asset Management, and a loss on extinguishment of debt of $5 million. Other operating expenses in FY 2019 include acquisition expenses that did not recur in FY 2020.

Other Items

Other items consist of intersegment eliminations, reclassifications of reimbursable fund expenses, and consolidation adjustments, including the effect of consolidating FG VIEs and certain AssuredIM investment vehicles. The majority of the economic effect of the Company's interest in consolidated AssuredIM Funds, as well as the premiums, investment income and losses associated with consolidated FG VIEs, are presented in the Insurance segment. On a consolidated basis, the ownership interests of the consolidated AssuredIM Funds to which it has no economic rights are reflected as either redeemable or nonredeemable noncontrolling interests in the Company's consolidated financial statements.

Reconciliation to GAAP

The following table presents other income items that are not reflected in the Company's segment metric, along with a reconciliation of net income (loss) attributable to AGL to adjusted operating income.

Reconciliation of Net Income (Loss) Attributable to AGL to
Adjusted Operating Income (Loss)
(in millions, except per share amounts)

	Quarter Ended				Year Ended
	December 31,				December 31,
	2020		2019		2020		2019
	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share	Total	Per Diluted Share
Net income (loss) attributable to AGL	$148	$1.82	$137	$1.42	$362	$4.19	$402	$4.00
Less pre-tax adjustments:
Realized gains (losses) on investments	6	0.08	10	0.11	18	0.21	22	0.22
Non-credit-impairment unrealized fair value gains (losses) on credit derivatives	59	0.72	19	0.19	65	0.75	(10)	(0.11)
Fair value gains (losses) on committed capital securities (CCS)	(14)	(0.17)	(18)	(0.18)	(1)	(0.01)	(22)	(0.22)
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and loss adjustment expense (LAE) reserves (1)	57	0.71	45	0.46	42	0.49	22	0.21
Total pre-tax adjustments	108	1.34	56	0.58	124	1.44	12	0.10
Less tax effect on pre-tax adjustments	(16)	(0.21)	(6)	(0.06)	(18)	(0.22)	(1)	(0.01)
Adjusted operating income (loss)	$56	$0.69	$87	$0.90	$256	$2.97	$391	$3.91
_______________________________________________
(1)    Foreign exchange gains in all periods primarily relate to remeasurement of premiums receivable and are mainly due to changes in the exchange rate of the euro and pound sterling relative to the U.S. dollar.

Fourth Quarter

Net realized investment gains in fourth quarter 2020 were primarily due to sales of fixed-maturity securities and other invested assets, offset partially by credit losses on loss mitigation securities. Net realized investment gains in fourth quarter 2019 were primarily due to sales of fixed-maturity securities.

Non-credit impairment unrealized fair value gains on credit derivatives in fourth quarter 2020 related primarily to a general tightening in collateral spreads. Non-credit impairment fair value gains on credit derivatives in fourth quarter 2019 related primarily to price improvements on the underlying collateral of certain transactions. Except for credit impairment, the fair value adjustments on credit derivatives in the insured portfolio are non-economic adjustments that reverse to zero over the remaining term of that portfolio.

Fair value losses on CCS in fourth quarter 2020 and 2019 related primarily to a tightening in market spreads during the periods. Fair value of CCS is heavily affected by, and in part fluctuates with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

Full Year

Net realized investment gains in FY 2020 related primarily to the sale of fixed-maturity securities, partially offset by credit impairment related primarily to an increase in the allowance for credit loss on loss mitigation securities. Shut-downs due to COVID-19 pandemic restrictions contributed to the increase in the allowance for credit losses in 2020. Net realized investment gains in FY 2019 related primarily to the sale of the notes received pursuant to the implementation of the plan of adjustment for Puerto Rico Sales Tax Financing Corporation and other fixed-maturity securities, offset in part by credit losses.

Non-credit impairment fair value gains on credit derivatives in FY 2020 primarily related to the increased cost to buy protection on the Company's name. Non-credit impairment fair value losses on credit derivatives in FY 2019 related to the decreased cost to buy protection on the Company's name during the period, partially offset by price improvements on the underlying collateral of the Company's credit default swaps.

Fair value losses on CCS in FY 2020 were primarily due to a reduction in LIBOR which was partially offset by widened market spreads. Fair value losses on CCS in FY 2019 related primarily to a tightening in market spreads during the year.

Common Share Repurchases

Summary of Share Repurchases
(in millions, except per share amounts)

	Amount	Number of Shares	Average Price Per Share

2020 (January 1 - March 31)	$116	3.63	$32.03
2020 (April 1 - June 30)	164	5.96	27.49
2020 (July 1 - September 30) (1)	40	1.86	21.72
2020 (October 1 - December 31)	126	4.34	28.87
Total 2020	446	15.79	28.23

2021 (January 1 - February 25)	$50	1.38	$36.67
_________________
(1)    Excludes 385,777 cancelled shares the Company received from the Company's former Chief Investment Officer and Head of Asset Management, pursuant to the terms of a separation agreement dated August 6, 2020.

From January 2013 through February 25, 2021, the Company repurchased a total of 122.9 million common shares at an average price of $30.21, representing approximately 63% of the total shares outstanding at the beginning of the repurchase program in 2013. On November 2, 2020, the Board authorized an additional $250 million of share repurchases. Under this and previous authorizations, as of February 25, 2021, the Company was authorized to purchase $202 million of its common shares. These repurchases can be made from time to time in the open market or in privately negotiated transactions.

The timing, form and amount of the share repurchases under the program are at the discretion of management and will depend on a variety of factors, including funds available at the parent company, other potential uses for such funds, market conditions, the Company's capital position, legal requirements and other factors, some of which factors may be impacted by the direct and indirect consequences of the course and duration of the COVID-19 pandemic and evolving governmental and private responses to the pandemic. The repurchase program may be modified, extended or terminated by the Board of Directors at any time. It does not have an expiration date.

Financial Statements

Consolidated Statements of Operations (unaudited)
(in millions)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues
Net earned premiums	$154	$123	$485	$476
Net investment income	68	82	297	378
Asset management fees	29	22	89	22
Net realized investment gains (losses)	6	10	18	22
Net change in fair value of credit derivatives	61	19	81	(6)
Fair value gains (losses) on FG VIEs	(2)	—	(10)	42
Fair value gains (losses) on consolidated investment vehicles (CIVs)	4	(3)	41	(3)
Foreign exchange gains (losses) on remeasurement	59	48	39	24
Commutation gains (losses)	—	—	38	1
Other income (loss)	—	(5)	37	7
Total revenues	379	296	1,115	963
Expenses
Loss and LAE	73	18	203	93
Interest expense	21	22	85	89
Amortization of DAC	5	5	16	18
Employee compensation and benefit expenses	61	60	228	178
Other operating expenses	69	54	197	125
Total expenses	229	159	729	503
Income (loss) before income taxes and equity in earnings of investees	150	137	386	460
Equity in earnings of investees	24	1	27	4
Income (loss) before income taxes	174	138	413	464
Provision (benefit) for income taxes	25	2	45	63
Net income (loss)	149	136	368	401
Less: Noncontrolling interests	1	(1)	6	(1)
Net income (loss) attributable to AGL	$148	$137	$362	$402

Results by Segment
(in millions)

	Quarter Ended December 31, 2020
	Insurance	Asset Management	Corporate	Other	Total
Revenues
Net earned premiums and credit derivative revenues	$159	$—	$—	$(1)	$158
Net investment income	70	—	1	(3)	68
Asset management fees	—	20	—	9	29
Fair value gains (losses) on FG VIEs	—	—	—	(2)	(2)
Fair value gains (losses) on CIVs	—	—	—	4	4
Commutation gains (losses)	—	—	—	—	—
Other income (loss)	14	2	—	—	16
Total revenues	243	22	1	7	273

Expenses:
Loss expense	71	—	—	4	75
Interest expense	—	—	23	(2)	21
Amortization of DAC and intangible assets	5	4	—	—	9
Employee compensation and benefit expenses	38	16	7	—	61
Other operating expenses	24	27	3	11	65
Total expenses	138	47	33	13	231
Equity in earnings of investees	24	—	(1)	1	24
Adjusted operating income (loss) before income taxes	129	(25)	(33)	(5)	66
Provision (benefit) for income taxes	20	(5)	(5)	(1)	9
Noncontrolling interests	—	—	—	1	1
Adjusted operating income (loss)	$109	$(20)	$(28)	$(5)	$56

Results by Segment (continued)
(in millions)

	Quarter Ended December 31, 2019
	Insurance	Asset Management	Corporate	Other	Total
Revenues
Net earned premiums and credit derivative revenues	$129	$—	$—	$(2)	$127
Net investment income	85	—	1	(4)	82
Asset management fees	—	22	—	—	22
Fair value gains (losses) on FG VIEs	—	—	—	—	—
Fair value gains (losses) on CIVs	—	—	—	(3)	(3)
Commutation gains (losses)	—	—	—	—	—
Other income (loss)	6	—	—	10	16
Total revenues	220	22	1	1	244

Expenses:
Loss expense	20	—	—	2	22
Interest expense	—	—	25	(3)	22
Amortization of DAC and intangible assets	5	3	—	—	8
Employee compensation and benefit expenses	32	24	4	—	60
Other operating expenses	23	7	11	10	51
Total expenses	80	34	40	9	163
Equity in earnings of investees	(1)	—	—	2	1
Adjusted operating income (loss) before income taxes	139	(12)	(39)	(6)	82
Provision (benefit) for income taxes	6	(2)	(7)	(1)	(4)
Noncontrolling interests	—	—	—	(1)	(1)
Adjusted operating income (loss)	$133	$(10)	$(32)	$(4)	$87

Results by Segment (continued)
(in millions)

	Year Ended December 31, 2020
	Insurance	Asset Management	Corporate	Other	Total
Revenues
Net earned premiums and credit derivative revenues	$504	$—	$—	$(5)	$499
Net investment income	310	—	2	(15)	297
Asset management fees	—	60	—	29	89
Fair value gains (losses) on FG VIEs	—	—	—	(10)	(10)
Fair value gains (losses) on CIVs	—	—	—	41	41
Commutation gains (losses)	38	—	—	—	38
Other income (loss)	22	6	7	—	35
Total revenues	874	66	9	40	989

Expenses:
Loss expense	204	—	—	(3)	201
Interest expense	—	—	95	(10)	85
Amortization of DAC and intangible assets	16	13	—	—	29
Employee compensation and benefit expenses	143	67	18	—	228
Other operating expenses	83	48	19	34	184
Total expenses	446	128	132	21	727
Equity in earnings of investees	61	—	(6)	(28)	27
Adjusted operating income (loss) before income taxes	489	(62)	(129)	(9)	289
Provision (benefit) for income taxes	60	(12)	(18)	(3)	27
Noncontrolling interests	—	—	—	6	6
Adjusted operating income (loss)	$429	$(50)	$(111)	$(12)	$256

Results by Segment (continued)
(in millions)

	Year Ended December 31, 2019
	Insurance	Asset Management	Corporate	Other	Total
Revenues
Net earned premiums and credit derivative revenues	$511	$—	$—	$(18)	$493
Net investment income	383	—	4	(9)	378
Asset management fees	—	22	—	—	22
Fair value gains (losses) on FG VIEs	—	—	—	42	42
Fair value gains (losses) on CIVs	—	—	—	(3)	(3)
Commutation gains (losses)	1	—	—	—	1
Other income (loss)	22	—	(1)	10	31
Total revenues	917	22	3	22	964

Expenses:
Loss expense	86	—	—	20	106
Interest expense	—	—	94	(5)	89
Amortization of DAC and intangible assets	18	3	—	—	21
Employee compensation and benefit expenses	137	24	17	—	178
Other operating expenses	83	7	22	10	122
Total expenses	324	34	133	25	516
Equity in earnings of investees	2	—	—	2	4
Adjusted operating income (loss) before income taxes	595	(12)	(130)	(1)	452
Provision (benefit) for income taxes	83	(2)	(19)	—	62
Noncontrolling interests	—	—	—	(1)	(1)
Adjusted operating income (loss)	$512	$(10)	$(111)	$—	$391

Consolidated Balance Sheets (unaudited)
(in millions)

	As of
	December 31, 2020	December 31, 2019
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value	$8,773	$8,854
Short-term investments, at fair value	851	1,268
Other invested assets	214	118
Total investment portfolio	9,838	10,240

Cash	162	169
Premiums receivable, net of commissions payable	1,372	1,286
DAC	119	111
Salvage and subrogation recoverable	991	747
FG VIEs’ assets, at fair value	296	442
Assets of CIVs	1,913	572
Goodwill and other intangible assets	203	216
Other assets	440	543
Total assets	$15,334	$14,326

Liabilities and shareholders' equity
Liabilities
Unearned premium reserve	$3,735	$3,736
Loss and LAE reserve	1,088	1,050
Long-term debt	1,224	1,235
Credit derivative liabilities, at fair value	103	191
FG VIEs’ liabilities with recourse, at fair value	316	367
FG VIEs’ liabilities without recourse, at fair value	17	102
Liabilities of CIVs	1,590	482
Other liabilities	556	511
Total liabilities	8,629	7,674

Redeemable noncontrolling interests	21	7
Shareholders' equity
Common shares	1	1
Retained earnings	6,143	6,295
Accumulated other comprehensive income	498	342
Deferred equity compensation	1	1
Total shareholders' equity attributable to AGL	6,643	6,639
Nonredeemable noncontrolling interests	41	6
Total shareholders' equity	6,684	6,645
Total liabilities, redeemable noncontrolling interests and shareholders’ equity	$15,334	$14,326

Explanation of Non-GAAP Financial Measures

The Company discloses both (a) financial measures determined in accordance with GAAP and (b) financial measures not determined in accordance with GAAP (non-GAAP financial measures). Financial measures identified as non-GAAP should not be considered substitutes for GAAP financial measures. The primary limitation of non-GAAP financial measures is the potential lack of comparability to financial measures of other companies, whose definitions of non-GAAP financial measures may differ from those of the Company.

The Company believes its presentation of non-GAAP financial measures provides information that is necessary for analysts to calculate their estimates of Assured Guaranty’s financial results in their research reports on Assured Guaranty and for investors, analysts and the financial news media to evaluate Assured Guaranty’s financial results.

GAAP requires the Company to consolidate:

•certain FG VIEs, which the Company does not own and where its exposure is limited to its obligation under the financial guaranty insurance contract, and
•certain investment vehicles for which the Company is deemed the primary beneficiary.

The Company provides the effect of VIE consolidation that is embedded in each non-GAAP financial measure, as applicable. The Company believes this information may also be useful to analysts and investors evaluating Assured Guaranty's financial results. In the case of both the consolidated FG VIEs and the CIVs, the economic effect of each of the consolidated FG VIEs and CIVs is reflected primarily in the results of the Insurance segment.

Management and the Board of Directors use non-GAAP financial measures further adjusted to remove the effect of VIE consolidation (which the Company refers to as its core financial measures), as well as GAAP financial measures and other factors, to evaluate the Company’s results of operations, financial condition and progress towards long-term goals. The Company uses core financial measures in its decision-making process for and in its calculation of certain components of management compensation. The core financial measures that the Company uses to help determine compensation are: (1) adjusted operating income, further adjusted to remove the effect of VIE consolidation, (2) adjusted operating shareholders' equity, further adjusted to remove the effect of VIE consolidation, (3) growth in adjusted book value per share, further adjusted to remove the effect of VIE consolidation, and (4) PVP.

Management believes that many investors, analysts and financial news reporters use adjusted operating shareholders’ equity and/or adjusted book value, each further adjusted to remove the effect of VIE consolidation, as the principal financial measures for valuing AGL’s current share price or projected share price and also as the basis of their decision to recommend, buy or sell AGL’s common shares. Management also believes that many of the Company’s fixed income investors also use adjusted operating shareholders' equity, further adjusted to remove the effect of VIE consolidation to evaluate the Company’s capital adequacy.
Adjusted operating income, further adjusted for the effect of VIE consolidation enables investors and analysts to evaluate the Company’s financial results in comparison with the consensus analyst estimates distributed publicly by financial databases.

In 2020, the Company changed the discount rate used in the calculation of PVP and net present value of estimated future net revenues, which is a component of adjusted book value. Beginning in 2020, the Company sets its discount rate for the year as the approximate average pre-tax fixed book yield of fixed-maturity securities purchased in the prior calendar year, excluding loss mitigation bonds. In prior periods the discount rate was a constant 6% discount rate. The Company made these changes and recast prior periods to better reflect the then current interest rate environment. The reconciliation tables of GAAP to non-GAAP financial measures for PVP and adjusted book value indicate the new discount rate for each relevant period. The following paragraphs define each non-GAAP financial measure disclosed by the Company and describe why it is useful. To the extent there is a directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is presented below.

Adjusted Operating Income

Management believes that adjusted operating income is a useful measure because it clarifies the understanding of the operating results of the Company. Adjusted operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of realized gains (losses) on the Company’s investments, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company’s discretion and influenced by market opportunities, as well as the Company’s tax and capital profile.

2)    Elimination of non-credit-impairment unrealized fair value gains (losses) on credit derivatives that are recognized in net income, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, the Company's credit spreads, and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of fair value gains (losses) on the Company’s CCS that are recognized in net income. Such amounts are affected by changes in market interest rates, the Company's credit spreads, price indications on the Company's publicly traded debt, and other market factors and are not expected to result in an economic gain or loss.

4)    Elimination of foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves that are recognized in net income. Long-dated receivables and loss and LAE reserves represent the present value of future contractual or expected cash flows. Therefore, the current period’s foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5)    Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.
See "Reconciliation to GAAP" above for a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Adjusted Operating Shareholders’ Equity and Adjusted Book Value

Management believes that adjusted operating shareholders’ equity is a useful measure because it excludes the fair value adjustments on investments, credit derivatives and CCS that are not expected to result in economic gain or loss.

Adjusted operating shareholders’ equity is defined as shareholders’ equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.
 2)    Elimination of fair value gains (losses) on the Company’s CCS. Such amounts are affected by changes in market interest rates, the Company's credit spreads, price indications on the Company's publicly traded debt, and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of unrealized gains (losses) on the Company’s investments that are recorded as a component of accumulated other comprehensive income (AOCI) (excluding foreign exchange remeasurement). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore should not recognize an economic gain or loss.

 4)     Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

Management uses adjusted book value, further adjusted for VIE consolidation, to measure the intrinsic value of the Company, excluding franchise value. Growth in adjusted book value per share, further adjusted for VIE consolidation (core adjusted book value), is one of the key financial measures used in determining the amount of certain long-term compensation elements to management and employees and used by rating agencies and investors. Management believes that adjusted book value is a useful measure because it enables an evaluation of the Company’s in-force premiums and revenues net of expected losses. Adjusted book value is adjusted operating shareholders’ equity, as defined above, further adjusted for the following:

1)    Elimination of deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.
 2)    Addition of the net present value of estimated net future revenue. See below.

3)    Addition of the deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the present value of the expected future net earned premiums, net of the present value of expected losses to be expensed, which are not reflected in GAAP equity.

4)     Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

The unearned premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors.

Reconciliation of GAAP Shareholders' Equity attributable to AGL to
Adjusted Operating Shareholders' Equity and ABV (1)
(in millions, except per share amounts)

	As of
	December 31, 2020		December 31, 2019
	Total	Per Share	Total	Per Share
Shareholders' equity attributable to AGL	$6,643	85.66	$6,639	71.18
Less pre-tax adjustments:
Non-credit-impairment unrealized fair value gains (losses) on credit derivatives	9	0.12	(56)	(0.60)
Fair value gains (losses) on CCS	52	0.66	52	0.56
Unrealized gain (loss) on investment portfolio excluding foreign exchange effect	611	7.89	486	5.21
Less taxes	(116)	(1.50)	(89)	(0.95)
Adjusted operating shareholders' equity	6,087	78.49	6,246	66.96
Pre-tax adjustments:
Less: Deferred acquisition costs	119	1.54	111	1.19
Plus: Net present value of estimated net future revenue	182	2.35	206	2.20
Plus: Net unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed	3,355	43.27	3,296	35.34
Plus taxes	(597)	(7.70)	(590)	(6.32)
ABV	$8,908	114.87	$9,047	96.99

Gain (loss) related to VIE consolidation included in adjusted operating shareholders' equity	$2	$0.03	$7	$0.07
Gain (loss) related to VIE consolidation included in ABV	(8)	(0.10)	(4)	(0.05)

Shares outstanding at the end of the period	77.5		93.3
___________________
(1)    The discount rate used for net present value of estimated net future revenues as of December 31, 2020 is 3%. The prior period has been recast to present the net present value of net future revenues discounted at 3% instead of 6%.

Net Present Value of Estimated Net Future Revenue

Management believes that this amount is a useful measure because it enables an evaluation of the value of the present value of estimated net future revenue for contracts other than financial guaranty insurance contracts (such as specialty insurance and reinsurance contracts and credit derivatives). This amount represents the net present value of estimated future revenue from these contracts (other than credit derivatives with net expected losses), net of reinsurance, ceding commissions and premium taxes.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than loss mitigation securities. The discount rate is recalculated annually and updated as necessary. Net present value of estimated future revenue for an obligation may change from period to period due to a change in the discount rate or due to a change in estimated net future revenue for the obligation, which may change due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation. There is no corresponding GAAP financial measure.

PVP or Present Value of New Business Production

Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production for the Company by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as additional installment premium on existing contracts (which may result from supplements or fees or from the issuer not calling an insured obligation the Company projected would be called), whether in insurance or credit derivative contract form, which management believes GAAP gross written premiums and changes in fair value of credit derivatives do not adequately measure. PVP in respect of contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than loss mitigation securities. The discount rate is recalculated annually and updated as necessary. Under GAAP, financial guaranty installment premiums are discounted at a risk-free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction.

Actual installment premiums may differ from those estimated in the Company's PVP calculation due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of GWP to PVP(1)
(in millions)

	Quarter Ended December 31, 2020
	Public Finance		Structured Finance
	U.S.	Non-U.S.	U.S.	Non-U.S.	Total
GWP	$112	$(1)	$8	$1	$120
Less: Installment GWP and other GAAP adjustments (2)	33	(2)	7	1	39
Upfront GWP	79	1	1	—	81
Plus: Installment premium PVP	31	8	4	2	45
PVP	$110	$9	$5	$2	$126

	Quarter Ended December 31, 2019
	Public Finance		Structured Finance
	U.S.	Non-U.S.	U.S.	Non-U.S.	Total
GWP	$79	$383	$53	$3	$518
Less: Installment GWP and other GAAP adjustments(2)	—	383	52	1	436
Upfront GWP	79	—	1	2	82
Plus: Installment premium PVP	—	280	19	1	300
PVP	$79	$280	$20	$3	$382

	Year Ended December 31, 2020
	Public Finance		Structured Finance
	U.S.	Non-U.S.	U.S.	Non-U.S.	Total
GWP	$294	$142	$18	$—	$454
Less: Installment GWP and other GAAP adjustments(2)	33	141	17	—	191
Upfront GWP	261	1	1	—	263
Plus: Installment premium PVP	31	81	13	2	127
PVP	$292	$82	$14	$2	$390

	Year Ended December 31, 2019
	Public Finance		Structured Finance
	U.S.	Non-U.S.	U.S.	Non-U.S.	Total
GWP	$198	$417	$57	$5	$677
Less: Installment GWP and other GAAP adjustments(2)	(3)	417	55	—	469
Upfront GWP	201	—	2	5	208
Plus: Installment premium PVP	—	308	51	2	361
PVP	$201	$308	$53	$7	$569
________________________________
(1)    The discount rate used for PVP as of December 31, 2020 is 3%. The prior periods have been recast to present PVP discounted at 3% instead of 6%.
(2)    Includes present value of new business on installment policies discounted at the prescribed GAAP discount rates, GWP adjustments on existing installment policies due to changes in assumptions, and other GAAP adjustments.

Definitions

The Company uses AUM as a metric to measure progress in its Asset Management segment. Management fee revenue is based on a variety of factors and is not perfectly correlated with AUM. However, we believe AUM is a useful metric for assessing the relative size and scope of our asset management business. The Company uses measures of its AUM in its decision-making process and intends to use third-party inflows in its calculation of certain components of management compensation. Investors also use AUM to evaluate companies that participate in the asset management business. AUM refers to the assets managed, advised or serviced by the Asset Management segment and equals the sum of the following:

•the amount of aggregate collateral balance and principal cash of AssuredIM's CLOs, including CLO equity that may be held by AssuredIM Funds. This also includes CLO assets managed by BlueMountain Fuji Management, LLC (BM Fuji). AssuredIM is not the investment manager of BM Fuji-advised CLOs, but rather has entered into a services agreement and a secondment agreement with BM Fuji pursuant to which AssuredIM provides certain services associated with the management of BM Fuji-advised CLOs and acts in the capacity of service provider, and

•the NAV of all funds and accounts other than CLOs, plus any unfunded commitments. Changes in NAV attributable to movements in fund value of certain private equity funds are reported on a quarter lag.

The Company’s calculation of AUM may differ from the calculation employed by other investment managers and, as a result, this measure may not be directly comparable to similar measures presented by other investment managers.  The calculation also differs from the manner in which AssuredIM affiliates registered with the U.S. Securities and Exchange Commission (SEC) report “Regulatory Assets Under Management” on Form ADV and Form PF in various ways.

The Company also uses several other measurements of AUM to understand and measure its AUM in more detail and for various purposes, including its relative position in the market and its income and income potential:

“Third-party AUM” refers to the assets AssuredIM manages or advises on behalf of third-party investors. This includes current and former employee investments in AssuredIM Funds. For CLOs, this also includes CLO equity that may be held by AssuredIM Funds.

“Intercompany AUM” refers to the assets AssuredIM manages or advises on behalf of the Company. This includes investments from affiliates of Assured Guaranty along with general partners' investments of AssuredIM (or its affiliates) into the AssuredIM Funds.

“Funded AUM” refers to assets that have been deployed or invested into the funds or CLOs.

“Unfunded AUM” refers to unfunded capital commitments from closed-end funds and CLO warehouse funds.

“Fee earning AUM” refers to assets where AssuredIM collects fees and has elected not to waive or rebate fees to investors.

“Non-fee earning AUM” refers to assets where AssuredIM does not collect fees or has elected to waive or rebate fees to investors. AssuredIM reserves the right to waive some or all fees for certain investors, including investors affiliated with AssuredIM and/or the Company. Further, to the extent that the Company's wind-down and/or opportunity funds are invested in AssuredIM managed CLOs, AssuredIM may rebate any management fees and/or performance compensation earned from the CLOs to the extent such fees are attributable to the wind-down and opportunity funds’ holdings of CLOs also managed by AssuredIM.

Conference Call and Webcast Information

The Company will host a conference call for investors at 8:00 a.m. Eastern Time (9:00 a.m. Atlantic Time) on Friday, February 26, 2021. The conference call will be available via live and archived webcast in the Investor Information section of the Company's website at AssuredGuaranty.com or by dialing 1-877-281-1545 (in the U.S.) or 1-412-902-6609 (International). A replay of the call will be made available through May 26, 2021. To listen to the replay, dial 1-877-344-7529 (in the U.S.) or 1-412-317-0088 (International), passcode 10152453. The replay will be available one hour after the conference call ends.

Please refer to Assured Guaranty's December 31, 2020 Financial Supplement, which is posted on the Company's website at assuredguaranty.com/agldata, for more information on the Company's financial guaranty portfolio, investment portfolio and other items. In addition, the Company is posting at assuredguaranty.com/presentations its “December 31, 2020 Equity Investor Presentation.”

The Company plans to post by early next week on its website at assuredguaranty.com/agldata the following:

•“Public Finance Transactions in 4Q 2020,” which lists the U.S. public finance new issues insured by the Company in fourth quarter 2020, and

•“Structured Finance Transactions at December 31, 2020,” which lists the Company's structured finance exposure as of that date.

In addition, the Company will post on its website, when available, the Company's separate-company subsidiary financial supplements and its “Fixed Income Presentation” for the current quarter. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

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Assured Guaranty Ltd. is a publicly traded (NYSE: AGO), Bermuda-based holding company. Through its subsidiaries, Assured Guaranty provides credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets and also provides asset management services. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty's calculations of ABV, PVP, net present value of estimated future installment premiums in force and total estimated net future premium earnings and statements regarding its capital position and demand for its insurance and other forward-looking statements could be affected by the development, course and duration of the COVID-19 pandemic and the governmental and private actions taken in response, and the global consequences of the pandemic and such actions, including their impact on the factors listed below; changes in the world’s credit markets, segments thereof, interest rates, credit spreads or general economic conditions; developments in the world’s financial and capital markets that adversely affect insured obligors’ repayment rates, Assured Guaranty’s insurance loss or recovery experience, investments of Assured Guaranty or assets it manages; reduction in the amount of available insurance opportunities and/or in the demand for Assured Guaranty's insurance; the loss of investors in Assured Guaranty's asset management strategies or the failure to attract new investors to Assured Guaranty's asset management business; the possibility that budget or pension shortfalls or other factors will result in credit losses or impairments on obligations of state, territorial and local governments and their related authorities and public corporations that Assured Guaranty insures or reinsures; insured losses in excess of those expected by Assured Guaranty or the failure of Assured Guaranty to realize loss recoveries that are assumed in its expected loss estimates for insurance exposures; increased competition, including from new entrants into the financial guaranty industry; poor performance of Assured Guaranty's asset management strategies compared to the performance of the asset management strategies of Assured Guaranty's competitors; the possibility that investments made by Assured Guaranty for its investment portfolio, including alternative investments and investments it manages, do not result in the benefits anticipated or subject Assured Guaranty to reduced liquidity at a time it requires liquidity or to unanticipated consequences; the impact of market volatility on the mark-to-market of Assured Guaranty’s assets and liabilities subject to mark-to-market, including certain of its investments, most of its contracts written in credit default swap form, and VIEs as well as on the mark-to-market of assets Assured Guaranty manages; rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of AGL or any of its insurance subsidiaries, and/or of any securities AGL or any of its subsidiaries have issued, and/or of transactions that AGL’s insurance subsidiaries have insured; the inability of Assured Guaranty to access external sources of capital on acceptable terms; changes in applicable accounting policies or practices; changes in applicable laws or regulations, including insurance, bankruptcy and tax laws, or other governmental actions; the failure of Assured Guaranty to successfully integrate the business of BlueMountain Capital Management, LLC (BlueMountain, now known as Assured Investment Management LLC) and its associated entities; the possibility that acquisitions made by Assured Guaranty, including its acquisition of BlueMountain, do not result in the benefits anticipated or subject Assured Guaranty to unanticipated consequences; difficulties with the execution of Assured Guaranty’s business strategy; loss of key personnel; the effects of mergers, acquisitions and divestitures; natural or man-made catastrophes or pandemics; other risk factors identified in AGL’s filings with the SEC; other risks and uncertainties that have not been identified at this time; and management’s response to these factors. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of February 25, 2021, and Assured Guaranty undertakes no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information

Robert Tucker
Senior Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@agltd.com

Ashweeta Durani
Vice President, Corporate Communications
212-408-6042
adurani@agltd.com